Exhibit 3.1

ARTICLES OF ASSOCIATION

OF

TCP INTERNATIONAL HOLDINGS LTD.

I. General Provisions

Article 1. Corporate Name, Registered Office

Under the corporate name

TCP International Holdings Ltd.

(TCP International Holdings AG)

a Corporation exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Cham / ZG. The duration of the Corporation is unlimited.

Article 2. Purpose

The Corporation is a holding company of an international group of companies active in the manufacturing, distribution, sales, and marketing of energy efficient light bulbs, lighting and related businesses. As such the Corporation performs strategic, financial and management functions for the Corporation itself and also with respect to the entire Group.

The Corporation may open branch offices and subsidiaries in Switzerland and abroad. The Corporation may also provide financing for its own or for third parties’ account as well as provide guarantees for subsidiaries and third parties.

The Corporation may acquire, hold, encumber and sell real estate.

The Corporation may also engage in any commercial, financial or other activities that are related to the purpose of the Corporation, and conduct all activities of a company listed on a U.S. stock exchange and registered with the U.S. Securities and Exchange Commission.

II. Capital

Article 3. Share Capital

The share capital of the Corporation amounts to CHF 20’553’430 and is divided into 20’ 553’430 registered shares with a par value of CHF 1.00 per share. The share capital is fully paid-in.

Article 4. Authorized Share Capital

The Board of Directors is authorized to increase the share capital, in one or several steps until June 16, 2016, by a maximum amount of CHF 10’276’715 by issuing a maximum of 10’276’715 fully paid-up registered shares with a par value of CHF 1.00 per share. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties followed by another to the then-existing shareholders of the Corporation and (ii) in partial amounts shall be permissible.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new shares have to be paid-up, the date from which the shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of the preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or shares which have not been exercised, at market conditions or use them otherwise in the best interest of the Corporation.

The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for the following reasons:

(a)	for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of the Corporation; or

(b)	for purposes of broadening the shareholder constituency of the Corporation in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign exchanges; or

(c)	for purposes of granting an over-allotment option to purchase up to 15% of the total number of shares in a placement or sale of shares to the respective initial purchasers or underwriters; or

(d)	for purposes of issuing shares to members of the Board of Directors, members of the Executive Management (who shall be determined by the Board of Directors in compliance with the Organizational Regulations), employees, contractors, consultants or other persons providing services to the Corporation or its subsidiaries under a stock incentive plan as adopted by the Board of Directors.

Preemptive rights of the shareholders that have not been exercised by the shareholders or withdrawn or limited by the Board of Directors may be allotted by the Board of Directors to other shareholders or to third parties in its discretion.

Shares issued hereunder shall be subject to the limitations for registration in the share register pursuant Article 6 of these Articles of Associations.

Article 5. Conditional Share Capital

(1) The share capital may be increased in an amount not to exceed CHF 10’276’715 through the issuance of up to 10’276’715 fully paid-up registered shares with a par value of CHF 1.00 per share through, as follows:

(a)	in an amount not to exceed CHF 2’776’715 through the issuance of up to 2’776’715 fully paid-up registered shares with a par value of CHF 1.00 per share through the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets, private placements or new or already existing contractual obligations by or of the Corporation, one of its subsidiaries, or any of their respective predecessors (hereinafter collectively, the “Rights-Bearing Obligations”); and/or

(b)	CHF 7’500’000 through the issuance of up to 7’500’000 fully paid-up registered shares with a par value of CHF 1.00 per share through the issuance of shares or Rights-Bearing Obligations granted to members of the Board of Directors, members of the Executive Management (who shall be determined by the Board of Directors in compliance with the Organizational Regulations), employees, contractors, consultants or other persons providing services to the Corporation or its subsidiaries.

(2) The preemptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations. The then-current owners of such Rights-Bearing Obligations shall be entitled to subscribe for the new shares issued upon conversion, exchange or exercise of any Rights-Bearing Obligations. The conditions to the exercise of the Rights-Bearing Obligations shall be determined by the Board of Directors.

(3) The Board of Directors shall be authorized to withdraw or limit the advance subscription rights of the shareholders for Rights-Bearing Obligations in connection with the issuance by the Corporation or one of its group companies if (1) the issuance is for purposes of the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of the Corporation or, (2) the issuance occurs in national or international capital markets or through a private placement

If the advance subscription rights are not granted directly nor indirectly by the Board of Directors, the following shall apply:

(a)	the Rights-Bearing Obligations shall be issued or entered into at market conditions;

(b)	the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

(c)	the Rights-Bearing Obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance or entry.

The preemptive rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of any shares and Rights-Bearing Obligations pursuant to Article 5 para 1(b) of these Articles of Association. Shares or Rights-Bearing Obligations shall be issued to any of the persons referred to in Article 5 para 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans of the Corporation. Shares may be issued to any of the persons referred to in Article 5 para 1(b) of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the shares are traded, but at least at par value.

The new shares acquired through the exercise of Rights-Bearing Obligations shall be subject to the limitations for registration in the share register pursuant to Article 6 of these Articles of Association.

Article 6. Share Register

The Corporation shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the shares as well as the nominees. The Corporation or the third party maintaining the share register on behalf of the Corporation shall be entitled to request at the time of the entry into the share register from the Person requesting such entry appropriate evidence of that person’s title to the shares. A person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Corporation to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

An acquirer of shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer expressly declares to have acquired the shares in its own name and for its own account, save that the Board of Directors may record nominees who hold shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

Article 7. Form of Shares

The Corporation may issue shares in the form of individual certificates, global certificates or uncertificated securities. Subject to applicable law, the Corporation may convert the shares from one form into another form at any time and without the approval of the shareholders. The Corporation shall bear all cost associated with any such conversion.

A shareholder has no right to request a conversion of the shares from one form into another form. Each shareholder may, however, at any time request a written attestation of the number of shares held by it as reflected in the share register.

If intermediated securities are administered on behalf of the Corporation or a shareholder by an intermediary, registrar, transfer agent, trust company, bank or similar entity (hereinafter the “Intermediary”), any transfer or grant of a security interest in such intermediated securities and the appurtenant rights associated therewith, in order for such transfer or grant of a security interest to be valid against the Corporation, requires the cooperation of the Intermediary.

If the Corporation decides to print and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the Corporation, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

Article 8. Exercise of Rights

The Corporation recognizes only one proxy-holder per share.

Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.

Each shareholder recorded in the share register as of the record date for the meeting is entitled to participate at the shareholders meeting and in any vote taken.

In order that the Corporation may determine the shareholders entitled to notice of or to vote at any shareholders meeting, the Board of Directors may fix a record date, which record date shall not be more than 20 days before the date of such meeting. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment or postponement of the meeting.

III. Organization

A. The General Meeting of Shareholders

Article 9. Authorities

The General Meeting of Shareholders (hereinafter “General Meeting”) is the supreme corporate body of the Corporation. The ordinary General Meeting shall be held on an annual basis. The General Meeting has the following non-transferable powers:

1.	to adopt and amend the Articles of Association;

2.	to elect and recall the members and the Chairman of the Board of Directors and the members of the Compensation Committee;

3.	to elect the Auditors;

4.	to elect the Independent Proxy;

5.	to approve the statutorily required annual management report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

6.	to approve the compensation of the members of the Board of Directors and the Executive Management;

7.	to grant discharge to the members of the Board of Directors; and

8.	to pass resolutions regarding issues which are reserved to the General Meeting by law or by the Articles of Association or which are presented to it by the Board of Directors.

Article 10. Meetings and Quorum

The ordinary General Meeting shall be held annually within six months after the close of the business year at such time and such location which may be within or outside Switzerland as determined by the Board of Directors.

Extraordinary General Meetings shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the Board of Directors or if so requested by the Auditors. The Meeting may be held in one or more locations simultaneously.

An extraordinary General Meeting shall also be convened by the Board of Directors upon resolution of a General Meeting or if so requested by one or more shareholders who, in the aggregate, represent at least one-tenth of the share capital recorded in the Commercial Register and who submit (1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda and (2) the respective proposals of the shareholders.

The General Meeting may validly pass resolutions and carry out elections if at least 1/3 of the votes of the shares and par values registered in the Company’s share register with voting rights are present or represented at the General Meeting.

Article 11. Convening

Notice of a General Meeting shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 days prior to the meeting date. Notice of the General Meeting shall be given by way of a one-time publication in the official means of publication of the Corporation as provided in Article 33. The notice period shall be deemed to have been observed if notice of the meeting is published in the official means of publication of the Corporation as provided in Article 33, whereby the date of publication is not calculated when computing the period.

The notice of a General Meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who requested that a General Meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

Article 12. Agenda

The Board of Directors shall state the matters on the agenda.

One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1,000,000 may request that an item be included on the agenda of a General Meeting.

An inclusion of an item on the agenda must be requested in writing at least 30 calendar days prior to the anniversary date of the Corporation’s proxy statement in connection with the previous year’s General Meeting, as filed with the U.S. Securities and Exchange Commission (hereinafter the “SEC”) pursuant to the applicable rules of the SEC, and shall specify in writing the relevant agenda items and proposals, together with evidence of the required shareholdings recorded in the share register; provided, however, that if the date of the General Meeting is more than 30 calendar days before or after such anniversary date, such request must instead be made at least by the 10th calendar day following the date on which the Corporation has made public disclosure of the date of the General Meeting.

No resolutions may be passed at a General Meeting concerning agenda items for which no proper notice was given. This provision shall not apply, however, to proposals made during a General Meeting to convene an extraordinary General Meeting or to initiate a special audit.

No prior notice is required to bring motions related to items already included on the agenda, and for debates as to matters on which no vote is to be taken.

Article 13. Chair, Minutes

The General Meeting shall be chaired by the Chairman of the Board of Directors, or, in his absence, by another member of the Board of Directors or by an alternative chairman elected for that day by the General Meeting.

The Chairman designates a Secretary for the minutes as well as a designee to count the votes who need not be shareholders. The minutes have to be signed by the Chairman and by the Secretary.

The acting Chairman of the General Meeting shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting.

Article 14. Independent Proxy

The Independent Proxy shall be elected by the General Meeting for a term of office expiring after completion of the next ordinary General Meeting.

Re-election of the Independent Proxy is permitted.

If the Corporation does not have an Independent Proxy, the Board of Directors shall appoint the Independent Proxy for the next General Meeting.

Article 15. Resolutions

Each share is entitled to one vote.

Each shareholder may be represented at the General Meeting by another person, including the Independent Proxy. Neither the representative nor the Independent Proxy need be a shareholder.

The General Meeting shall pass its resolutions and carry out its elections with an absolute majority of the share votes represented, to the extent that neither the law nor the Articles of Association provide otherwise.

If an election cannot be completed upon the first ballot, there shall be a second ballot at which the relative majority shall decide (whereby abstentions, broker non-votes, blank or invalid ballots and withdrawals shall be disregarded for purposes of establishing the majority).

Unless otherwise required by law, resolutions and elections at the General Meeting shall be decided by open vote, unless a secret ballot is resolved by the General Meeting or is ordered by the Chairman of the General Meeting. The Chairman of the General Meeting may also hold resolutions and elections in electronic form. Electronic resolutions and elections shall be treated in the same manner as resolutions and elections by ballot.

Article 16. Required Approval for Certain Actions

The approval of at least two-thirds of the votes and of the absolute majority of the nominal value of shares (where the Corporation has issued shares with different nominal values) represented at a General Meeting shall be required for resolutions with respect to:

1.	a modification of the purpose of the Corporation set forth in Article 2;

2.	the creation of dual-class common stock;

3.	restrictions on the transfer of registered shares and the removal of such restrictions;

4.	restrictions on the exercise of the right to vote and the removal of such restrictions;

5.	an authorized or conditional increase in share capital;

6.	an increase in share capital through the conversion of capital surplus, through a contribution in kind or in exchange for an acquisition of assets, or a grant of special privileges (as defined in CO Art. 650 para 2, 2.) upon a capital increase;

7.	the restriction or denial of preemptive rights (other than permitted in Articles 4 and 5);

8.	a change of the place of incorporation of the Corporation;

9.	the conversion of registered shares into bearer shares and vice versa;

10.	the dissolution of the Corporation; and

11.	any change, amendment or cancellation of Article 37 or Article 38 of these Articles of Association.

B. The Board of Directors

Article 17. Election, Constitution

The Board of Directors shall consist of at least three but not more than nine members. The members of the Board of Directors shall, as a rule, be individually elected by the ordinary General Meeting in each case for a term of office of one year. The term of office of a member of the Board of Directors shall, subject to prior resignation and removal, expire upon the day of the next ordinary General Meeting.

The members of the Board of Directors may be re-elected without limitation.

Except for the election by the General Meeting of the Chairman of the Board of Directors and the members of the Compensation Committee, who shall all be members of the Board of Directors, the Board of Directors shall organize itself. It shall appoint a Secretary who need not be a member of the Board of Directors.

If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for the remaining term of office that would otherwise have been held by the original Chairman of the Board of Directors.

Article 18. Ultimate Direction, Delegation

The Board of Directors is entrusted with the ultimate direction of the Corporation as well as the supervision of the management of the Corporation. It represents the Corporation towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Corporation by law, the Articles of Association or the organizational regulations (hereinafter the “Organizational Regulations”).

The Board of Directors may entrust the management and the representation of the Corporation wholly or in part to one or several persons, committees or members of the Board of Directors or third parties who need not be shareholders of the Corporation. The Board of Directors shall enact the Organizational Regulations and arrange for the appropriate contractual relationships.

Article 19. Duties

The Board of Directors has the following non-transferable and irrevocable duties:

1.	to ultimately direct the Corporation and issue the necessary directives;

2.	to determine the Corporation’s organizational structure;

3.	to determine the Corporation’s accounting, financial control principles, and financial planning;

4.	to appoint and recall the persons entrusted with the management and representation of the Corporation and to grant signatory power for the Corporation;

5.	to ultimately supervise the persons entrusted with the management of the Corporation, in particular with respect to compliance with the law and with the Articles of Association, the Organizational Regulations and directives;

6.	to prepare the business report and the compensation report;

7.	to arrange for the General Meeting and to implement the latter’s resolutions;

8.	to inform the competent court in the event of overindebtedness as defined in CO Art. 725 para 2;

9.	to pass resolutions regarding the subsequent contributions in respect of shares that are not fully paid-in;

10.	to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby; and

11.	to approve any agreements to which the Corporation is a party relating to mergers, demergers, transformations and/or transfers of assets, to the extent required under the Swiss Merger Act.

Article 20. Organization, Minutes

Except as otherwise set forth in the Organizational Regulations, the attendance quorum necessary for the transaction of the business of the Board of Directors shall be a simple majority of all members of the Board of Directors. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of the previous paragraph of this Article 20 is satisfied.

Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The minutes shall be signed by the Chairman and the Secretary of the Board of Directors.

C. Compensation Committee

Article 21. Number of Members; Term of Office; Organization

The Compensation Committee shall consist of at least three independent members of the Board of Directors

The members of the Compensation Committee shall be elected individually by the General Meeting for a term of office until completion of next ordinary General Meeting. Members of the Compensation Committee whose term of office has expired shall be immediately eligible for re-election.

If there are vacancies on the Compensation Committee, the Board of Directors shall appoint substitutes from amongst its members for the remaining term of office of the applicable departed member.

The Board of Directors shall elect a Chairman of the Compensation Committee. It shall, within the limits of the law and the Articles of Association, determine the organization of the Compensation Committee in regulations.

Article 22. Powers of the Compensation Committee

The Compensation Committee shall support the Board of Directors in establishing, approving and/or periodically reviewing the Corporation’s compensation strategy, guidelines and performance criteria and shall prepare proposals to be made to the General Meeting regarding the compensation of the members of the Board of Directors and of Executive Management. The Compensation Committee may submit proposals and recommendations to the Board of Directors in other compensation-related issues. The Compensation Committee shall have the tasks, and dispose of the authority to make resolutions and submit proposals in accordance with the

Organizational Regulations and pursuant to any regulations or charter governing the Compensation Committee.

The Board of Directors may delegate further tasks and powers to the Compensation Committee.

D. The Auditors and the Special Auditors

Article 23. Period of Office, Powers and Duties

The Auditors, which shall be elected by the General Meeting, shall have the powers and duties vested in them by law.

The General Meeting may appoint a special auditing firm entrusted with the examinations required under applicable law in connection with capital increases (Art. 652f, 653f and 653i CO).

The term of office of the Auditors and (if appointed) the special auditors shall commence on the day of election, and, with respect to the Auditors, shall terminate on the first ordinary General Meeting following their election or, with respect to the special auditors, shall terminate one year after their appointment.

IV. Compensation of the Board of Directors and of the Executive Management

Article 24. Approval of Compensation by General Meeting

The General Meeting shall approve annually and separately the proposals of the Board of Directors in relation to the maximum aggregate amount of:

a)	compensation of the Board of Directors for the period until the next ordinary General Meeting;

b)	compensation of the Executive Management for the following financial year.

The Board of Directors may submit for approval by the General Meeting deviating or additional proposals relating to the same or different periods.

In the event the General Meeting has rejected a proposal of the Board of Directors, the Board of Directors shall determine the respective maximum aggregate amount or maximum partial amounts of compensation, provided that:

a)	the Board of Directors takes into account:

(i)	the proposed maximum aggregate amount of compensation;

(ii)	the decision of the General Meeting and, to the extent known to the Board of Directors, the main reasons for the negative vote; and

(iii)	the Corporation’s compensation principles; and

b)	the Board of Directors submits the amount(s) so determined to approval or ratification by the same General Meeting, a subsequent extraordinary General Meeting, or the next ordinary General Meeting.

Notwithstanding the preceding paragraph, the Corporation or companies controlled by it may pay out compensation prior to approval by the General Meeting subject to (i) subsequent approval by a General Meeting and (ii) claw-back in case of rejection.

Article 25. Supplementary Amount for changes on the Executive Management

If the maximum aggregate amount of compensation already approved by the General Meeting is not sufficient to also cover compensation of one or more members who become members of the Executive Management during a compensation period for which the General Meeting has already approved the compensation of the Executive Management, the Corporation or companies controlled by it shall be authorized to pay to such member(s) a supplementary amount during the compensation period(s) already approved. The total supplementary amount shall not exceed 200% of the aggregate amount of compensation of the Executive Management last approved by the General Meeting per compensation period.

Article 26. General Compensation Principles

Compensation of the non-executive members of the Board of Directors comprises fixed compensation elements only.

Compensation of the Executive Management comprises fixed and variable compensation elements. Fixed compensation constitutes the base salary and may include other compensation elements and benefits. Variable compensation may comprise short-term and long-term compensation elements, and may be subject to caps expressed as predetermined multipliers of the respective target levels.

Short-term compensation elements are governed by performance metrics that take into account the performance of the Corporation and/or parts thereof, targets in relation to the market, to other companies or to comparable benchmarks and/or individual targets, and achievement of which is generally measured based on a one-year period. The annual target level of the short-term compensation elements is determined as a percentage of the base salary; depending on achieved performance, the compensation may amount up to a predetermined multiplier of target level.

Long-term compensation elements are governed by performance metrics that take into account strategic objectives of the Corporation that are generally measured on a multiannual period. The annual target level of the long-term compensation elements is determined as a percentage of the base salary; depending on achieved performance, the compensation may amount up to a predetermined multiplier of target level.

The Board of Directors or, to the extent delegated to it, the Compensation Committee, determines performance metrics, target levels and their achievement.

Compensation may be paid or granted in the form of cash, shares, other equity awards, financial instruments or similar units, other benefits or in kind. The Board of Directors or, to the extent delegated to it, the Compensation Committee determines grant, vesting, accelerated vesting, blocking, exercise and forfeiture conditions; they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a termination of an employment or mandate agreement.

Compensation may be paid by the Corporation and/or companies controlled by it.

V. Contracts with Members of the Board of Directors and of the Executive Management

Article 27. Basic Principles

The Corporation and/or companies controlled by it may enter into agreements with members of the Board of Directors relating to their compensation for a fixed term not exceeding one year or for an indefinite term with a notice period for termination not exceeding one year.

The Corporation or companies controlled by it may enter into contracts of employment with members of the Executive Management for a fixed term not exceeding one year or for an indefinite term with a notice period for termination not exceeding one year.

Contracts of employment with members of the Executive Management may contain a prohibition of competition for the time after the end of employment for a duration of up to one year. The annual consideration for such prohibition shall not exceed the total annual compensation last paid to such member of the Executive Management. For the avoidance of doubt, if so stipulated in the respective employment agreement, such member of the Executive Management will be entitled to a maximum of the payment of the salary for the notice period and the salary for the period of the prohibition of competition.

Preexisting contracts of employment with members of the Executive Management shall be amended and made compliant with this Article 27 and the applicable Swiss regulations on or before December 31, 2015.

VI. Mandates Outside the Corporation Loans

Article 28. Mandates outside the Corporation

No member of the Board of Directors may hold more than 4 additional Positions (as defined in Article 28) in listed companies. The number of any additional Positions held by a member of the Board of Directors in non-listed companies is not limited.

No member of the Executive Management may hold more than 2 additional Positions in listed companies and 4 additional Positions in non-listed companies. Each of these Positions shall be subject to approval by the Board of Directors. In any event, no member of the Executive Management shall hold any executive management positions in any other corporation or entity.

The following Positions are not subject to these limitations:

a)	Positions in companies that are controlled by the Corporation;

b)	Positions that a member of the Board of Directors or of the Executive Management holds at the request of the Corporation or companies controlled by it. No member of the Board of Directors or of the Executive Management shall hold more than 4 such Positions; and

c)	Positions in associations, charitable organizations, foundations, trusts and employee welfare foundations. No member of the Board of Directors or of the Executive Management shall hold more than 10 such Positions.

A Position, within the meaning of this provision, is defined as a position in the supreme governing bodies (such as board of directors, executive management and advisory board) of legal entities that are registered in a commercial register in Switzerland or an equivalent foreign register.

Article 29. Loans

Loans to a member of the Board of Directors or the Executive Management are prohibited.

VII. Accounting Principles

Article 30. Financial Year

The end of the financial year of the Corporation shall be determined by the Board of Directors.

The annual accounts shall be drawn up in accordance with the provisions of the CO and established accounting rules and practice.

Article 31. Allocation of Profits

The General Meeting shall approve the allocation of the profits as shown on the balance sheet in accordance with the applicable provisions of the CO.

All dividends unclaimed within a period of five years after their respective due date shall be forfeited to the Corporation.

VIII. Liquidation

Article 32. Dissolution and Liquidation

A General Meeting may at any time resolve the dissolution and liquidation of the Corporation in accordance with the provisions of the law and of the Articles of Association.

The liquidation shall be carried out by the Board of Directors to the extent that a General Meeting has not entrusted the same to other persons.

The liquidation of the Corporation shall take place in accordance with art. 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

IX. Information

Article 33. Notices and Announcements

To the extent that individual notification is not required by law, stock exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce.

X. Contributions in Kind and Acquisition of Assets

Article 34. Contributions in Kind (TCP Bermuda Ltd.)

On the occasion of the share capital increase dated December 6, 2010 and in accordance with the agreement regarding a capital contribution between the Corporation, Ellis Yan and Zhaoling Yan of December 6, 2010, the Corporation takes over from Ellis Yan a 51% interest, i.e. 51 common shares with a par value of USD 0.01 each in TCP Bermuda Ltd., Bermuda, valued and at the price of CHF 31,405,774 and from Zhaoling Yan a 49% interest, i.e. 49 common shares with a par value of USD 0.01 each in TCP Bermuda Ltd., Bermuda, valued and at the price of CHF 30,174,176. For these contributions, Ellis Yan will receive 94,217,320 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation and Zhaoling Yan will receive 90,522,530 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation. In addition a total amount of CHF 43,105,965 will be allocated as capital surplus to the capital reserves of the Corporation.

Article 35. Contributions in Kind (Technical Consumer Products Canada Inc.)

On the occasion of the share capital increase dated December 6, 2010 and in accordance with the agreement regarding a capital contribution between the Corporation, Ellis Yan and The Lillian Yan Irrevocable Stock Trust of December 6, 2010, the Corporation takes over from Ellis Yan a 73% interest in Consumer Products Canada Inc., Toronto, Canada, valued and at the price of CHF 741,023 and from The Lillian Yan Irrevocable Stock Trust a 27% interest in Consumer Products Canada Inc., Toronto, Canada, valued and at the price of CHF 274,077. For these contributions, Ellis Yan will receive 2,223,070 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation and The Lillian Yan Irrevocable Stock Trust will receive 822,230 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation. In addition a total amount of CHF 710,570 will be allocated as capital surplus to the capital reserves of the Corporation.

Article 36. Contributions in Kind (Technical Consumer Products, Inc.)

On the occasion of the share capital increase dated December 6, 2010 and in accordance with the agreement regarding a capital contribution between the Corporation, Ellis Yan and The Lillian Yan Irrevocable Stock Trust of December 6, 2010, the Corporation takes over from Ellis Yan a

73% interest, i.e. 110 class A common stock with a par value of USD 0.01 each in Technical Consumer Products, Inc., Aurora, Ohio, USA, valued and at the price of CHF 4,075,627 and from The Lillian Yan Irrevocable Stock Trust a 27% interest, i.e. 40 class B common stock with a par value of USD 0.01 each in Technical Consumer Products, Inc., Aurora, Ohio, USA, valued and at the price of CHF 1,507,423. For these contributions, Ellis Yan will receive 12,226,880 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation and The Lillian Yan Irrevocable Stock Trust will receive 4,522,270 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation. In addition a total amount of CHF 3,908,135 will be allocated as capital surplus to the capital reserves of the Corporation.

XI. Miscellaneous

Article 37. No Personal Liability

No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except as prohibited by law. Any repeal or modification of this Article 37 shall not alter any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Article 38. Indemnification

The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his or her acting as a member of the Board of Directors or Executive Management, and may to the same extent indemnify any officer, employee or agent of, or his or her acting in any other capacity for or on behalf of, the Corporation, against any liability or expense actually and reasonably incurred by such person in respect thereof. This indemnification obligation shall not apply (i) where such member of the Board of Directors, officer, employee or agent has acted unlawfully or with gross negligence; and(ii) with respect to any suit by or in right of the Corporation, where such person shall have been adjudged to be liable to the Corporation. The Corporation may advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law, subject to claw back, where such member of the Board of Directors, officer, employee or agent has been determined to have acted intentionally or with gross negligence. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

Article 39. Original Language

In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

Zug, June 17, 2014